EXHIBIT 99.1
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                               News Release

                                 LANDAUER


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               LANDAUER INC.'S BOARD APPROVES INVESTMENTS TO
                         SUPPORT LONG-TERM GROWTH

                       Company Revises 2007 Guidance


For Further Information Contact:
  Jonathon M. Singer
  Senior Vice President, CFO
  708-756-9535


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GLENWOOD, ILLINOIS - FEBRUARY 22, 2007 - LANDAUER, INC. (NYSE:  LDR), a
recognized leader in personal and environmental radiation monitoring, announced its board of directors today approved a plan to support continued profitability and growth by investing in two areas:

      . Accelerating a program to re-engineer business processes and replace the company's information technology systems that support customer relationship management and the order-to-cash cycle, and

      . Expanding its investment in sales and marketing resources to reach targeted markets for growth.


INVESTMENTS SUPPORT MANAGEMENT PRIORITIES

"We are continuing to pursue our three long-term management priorities," explained Bill Saxelby, president and chief executive officer. "These are to improve the profitability of our base business, expand global InLight sales, and sharpen our internal focus by pursuing opportunities to enhance our market position and generate even higher returns on capital. Improving our internal systems and strengthening our marketing outreach are key factors in achieving all of these goals.

"We expect to fund these two actions under our original capital spending budget of $8-9 million this year," Saxelby added. "After evaluating the system implementation plan, we determined that some of the program's key elements will need to be expensed under the applicable accounting guidelines. However, neither the direct investments approved by the board of directors nor the anticipated acceleration of depreciation and impairment charge for our current information technology systems and related business processes will have a significant affect on free cash flow this year."









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The company is investigating different information technology platforms to meet its needs. The system selected will include accelerated quote-to-cash functionality, a Web-enabled order management capability with tools that make it easier for customers to work with the company, and the ability to accommodate new products and markets. Landauer is committed to simplifying the way it serves customers, reducing the number of operational steps involved in meeting their requirements, and increasing the speed with which it develops and introduces new products.


REVISED OUTLOOK

As a result of the planned investments discussed above, while management expects the company will reach its previously announced level of 4-5 percent top-line growth for the year ending September 30, 2007, it believes earnings for the year will be near the same level seen in 2006. (In fiscal 2006, Landauer reported revenues of $79.0 million, net income of $19.0 million, and diluted earnings per share of $2.09. These results include $1.0 million in after-tax reorganization and management transition charges.)

In addition, as part of the information technology initiative, management is evaluating the usefulness of investments made in legacy information systems' hardware and software, which have a net book value of approximately $4.6 million. Management anticipates that a significant portion of these assets will be subject to accelerated depreciation or impairment once the full implementation plan has been finalized. The company expects to complete this evaluation in the second half of the year.

As a result, the impact has not been considered in the revised earning guidance.


CONFERENCE CALL DETAILS

Landauer will hold a conference call to discuss these developments with investors on Thursday, February 22, 2007, at 12:00 p.m. Eastern Time, 9:00 a.m. Pacific Time. To participate, callers should dial 800-936-9754 about 10 minutes before the presentation. To listen to a webcast, please visit the Investors Page on the company's Web site at www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available on the site for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure. For more than 50 years, the company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The company provides its services to 1.5 million people in the United States, Japan, France, the United Kingdom, Brazil, Canada, China, Australia and other countries.








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SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, references to sales and earnings in fiscal 2007) constitutes forward-looking statements that are based on certain assumptions and involve certain risks and uncertainties. These include the following, without limitation: the ability to select and implement a new information technology system without significant business interruption; assumptions, risks and uncertainties associated with the company's development and introduction of new technologies in general; introduction and customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence
(OSL) technology to new platforms and formats, such as Luxel<registered trademark>+; the costs associated with the company's research and business development efforts; the usefulness of older technologies; the anticipated results of operations of the company and its subsidiaries or ventures; valuation of the company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the company's business plans; anticipated revenue and cost growth; the risks associated with conducting business internationally; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the company to incur unanticipated expenses. You can find more information by reviewing the "Significant Risk Factors" section in the company's Annual Report on Form 10-K for the year ended September 30, 2005, and other reports filed by the company from time to time with the Securities and Exchange Commission.

































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